Contact: Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT III Declared Effective
by the U.S. Securities and Exchange Commission

IRVINE, Calif. (Feb. 27, 2014) – Griffin-American Healthcare REIT III, Inc. today announced that its registration statement pertaining to an initial public offering of approximately $1.9 billion in common stock was declared effective by the Securities and Exchange Commission on Feb. 26, 2014.

Griffin-American Healthcare REIT III intends to qualify as a real estate investment trust for federal income tax purposes and will offer up to 175,000,000 shares of its common stock for sale at $10.00 per share and up to an additional 15,789,474 shares of its common stock for issuance under its distribution reinvestment plan at $9.50 per share in a publicly registered, non-traded offering. Griffin-American Healthcare REIT III intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, senior housing facilities, skilled nursing facilities and hospitals.

A copy of the final prospectus for the offering is available without charge upon written request addressed to Griffin-American Healthcare REIT III, Inc., c/o Griffin Capital Securities, Inc., 18191 Von Karman Avenue, Suite 300, Irvine, Calif., 92612. Phone inquiries may be directed to (949) 270-9300.

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This release contains certain forward-looking statements with respect to the company’s ability to build a balanced and diversified portfolio of healthcare real estate assets in the future and its ability to raise proceeds in its public offering. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding our ability to raise proceeds in our initial public offering; uncertainties relating to the availability of healthcare-related real estate for acquisition and the diversity of such assets; uncertainties relating to changes in general economic and real estate conditions; and other risk factors as outlined in our company’s prospectus and periodic reports, as filed with the U.S. Securities and Exchange Commission.  Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements.  We undertake no obligation to update any such statements that may become untrue because of subsequent events.